Execution Version

AMENDMENT LETTER NO. 3 (LETTER OF CREDIT FACILITY AGREEMENT)

To:    The Bank of Nova Scotia (the "Bank")
November 2, 2021
Letter of credit facility agreement dated as of February 25, 2019 between Cincinnati Financial Corporation as Borrower and The Bank of Nova Scotia as Bank, as amended on November 4, 2019, and as further amended on October 30, 2020 (the "Facility Agreement")
1.We refer to the Facility Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Facility Agreement.
2.With effect from the Effective Date:
(a)The second WHEREAS clause in the recitals of the Facility Agreement shall be amended such that the reference therein to "2021" shall be deleted and replaced with reference to "2022".
(b)Section 1.1 of the Facility Agreement shall be amended by deleting the following definition in its entirety and replacing it with the following:
"Expiration Date shall mean February 28, 2026."
(c)Section 1.1 of the Facility Agreement shall be further amended by inserting the following definitions in proper alphabetical order:
(i)"Amendment No. 3 shall mean that certain amendment letter No. 3 (letter of credit facility agreement) dated as of November 2, 2021 between the Borrower and the Bank, which amends this Agreement."
(ii)"Amendment No. 3 Effective Date shall mean the Effective Date as defined in Amendment No. 3."
(d)Section 2.3.1 of the Facility Agreement shall be amended such that each reference therein to "2021" shall be deleted and replaced with a reference to "2022".
(e)Section 3.5.2 of the Facility Agreement shall be amended by replacing "If on any date" with "Subject to Section 3.6, if on any date" therein.
(f)Section 3.6 of the Facility Agreement shall be deleted in its entirety and replaced with the provisions set forth on Schedule A hereto.
(the Facility Agreement, as so amended, the "Amended Facility Agreement").
3.This amendment letter shall take effect on the date (the "Effective Date") on which the Bank confirms to the Borrower that it has received in form and substance satisfactory to it:
(a)a duly executed copy of this amendment letter signed by the Bank and an Authorized Officer of the Borrower;
(b)resolutions of the board of directors of the Borrower approving this amendment letter and the Amended Facility Agreement and authorizing specified persons to execute this amendment letter on the Borrower's behalf;

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(c)officer's certificates signed by the Borrower and dated as of the Effective Date substantially in the forms delivered to the Bank on the Closing Date pursuant to Section 5.1.1(i) and (ii) of the Facility Agreement;
(d)a certified copy of the business plan for the 2022 year of account prepared in relation to the Managed Syndicate;
(e)satisfactory evidence that as of the Effective Date the Own FAL of the Corporate Member is not less than 50% of Total FAL;
(f)a letter from the Borrower to the Bank requesting that the Letter of Credit issued under the Facility Agreement be amended to give effect to the amendments contemplated under this amendment letter and that any notice of termination issued with respect to the Letter of Credit be revoked; and
(g)such other documents as the Bank may reasonably request.
4.The Borrower (a) repeats and restates its representations and warranties contained in Section 4 of the Facility Agreement as of the date of this amendment letter and as of the Effective Date, except to the extent such representations and warranties relate to an earlier date and (b) confirms that with effect from (and including) the Effective Date, its liabilities and obligations arising under the Amended Facility Agreement form part of (but do not limit) the obligations which are secured by the FAL LC Documents and that all of its obligations and the liens granted thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this amendment letter.
5.Promptly after the Effective Date, the Borrower shall deliver to the Bank a Letter of Comfort signed on behalf of Lloyd's.
6.Promptly after the Effective Date, the Borrower shall deliver to the Bank a certified copy of the reinsurance resume of the Managed Syndicate for the 2022 year of account and each year of account then open.
7.Except as varied by the terms of this amendment letter, the Facility Agreement and the other FAL LC Documents will remain in full force and effect and each party hereto confirms all of its obligations under the Amended Facility Agreement and under the other FAL LC Documents.
8.This amendment letter constitutes a FAL LC Document for the purposes of Amended Facility Agreement.
9.This amendment letter may be executed in any number of counterparts and all of those counterparts taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page of this amendment letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
10.This amendment letter and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, the laws of the State of New York.
[Remainder of page intentionally left blank.]

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Yours sincerely
CINCINNATI FINANCIAL CORPORATION,
as the Borrower

By: ___/S/ Michael J. Sewell________
Name: Michael J. Sewell
Title: Chief Financial Officer

[Signature Page to Amendment Letter No. 3]

We hereby acknowledge and agree to the above.

THE BANK OF NOVA SCOTIA,
as Bank

By: ____/S/ Aron Lau____________
Name:     Aron Lau
Title:     Director

[Signature Page to Amendment Letter No. 3]

SCHEDULE A

Benchmark Replacement Setting
3.6    Benchmark Replacement Setting
Notwithstanding anything to the contrary herein:
(a)    Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority ("FCA"), the regulatory supervisor of USD LIBOR’s administrator ("IBA"), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that the one month tenor of USD LIBOR has either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement.
(b)    Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement, or further action or consent of the Borrower.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(e)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(f)    Definitions.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
"Benchmark" means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section 3.6, then "Benchmark" means the applicable Benchmark

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Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to "Benchmark" shall include, as applicable, the published component used in the calculation thereof.

"Benchmark Replacement" means, for any Available Tenor:
(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Bank:
(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or
(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and
(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Bank as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar denominated syndicated or bilateral credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "ABR," the definition of "Business Day," the definition of "Interest Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement).
"Benchmark Transition Event" means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

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"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for bilateral business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.
"Early Opt-in Effective Date" means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Bank has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.
"Early Opt-in Election" means the election by the Bank to trigger a fallback from USD LIBOR and the provision by the Bank of written notice of such election to the Borrower.
"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.
"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
"SOFR" means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
"Term SOFR" means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
"USD LIBOR" means the London interbank offered rate for U.S. dollars.

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